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                                  EXHIBIT 99
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                       PRESS RELEASE DATED MARCH 9, 1998
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Date:          March 9, 1998

Contact:       Investor Relations Department
               (402) 390-6553

FOR IMMEDIATE RELEASE
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     Omaha, Nebraska (March 9, 1998) - Commercial Federal Corporation (NYSE:
CFB) today announced that it has entered into a definitive agreement to acquire First Colorado Bancorp, Inc. (First Colorado), parent company of First Federal Bank of Colorado (First Federal), headquartered in Lakewood, Colorado. Following the acquisition, the parties intend that First Federal will be merged with and into Commercial Federal Bank, a wholly-owned subsidiary of Commercial Federal Corporation.

     Under the terms of the agreement, Commercial Federal will acquire through a tax-free reorganization all of the outstanding shares of First Colorado's common stock. For each outstanding share of First Colorado common stock, First Colorado shareholders are to receive Commercial Federal's common stock valued at $30 per share. Such value is based on an exchange ratio that will float between Commercial Federal's average stock prices (as defined in the agreement) of $31 and $38 per share. The exchange ratio will remain fixed at .9677 for Commercial Federal average stock prices below $31 and will remain fixed at .7895 for Commercial Federal average stock prices above $38. Based on Commercial Federal's closing stock price on March 5, 1998, the transaction has an aggregate value of approximately $525 million, or $30 per share. The merger is expected to be accounted for as a pooling-of-interests.

     First Federal operates 27 branches in Colorado, with 23 located in the Denver metropolitan area and four in Colorado's western slope region. At December 31, 1997, First
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Federal had assets of approximately $1.6 billion, deposits of approximately
$1.2 billion and stockholders' equity of approximately $209 million.

     "We are extremely pleased to be joining forces with one of Colorado's leading banks," said William A. Fitzgerald, chairman of the board and chief executive officer of Commercial Federal. "This is a natural alliance between two like-minded, customer and community focused banks. First Colorado is one of the last remaining opportunities to strengthen our franchise in the important Colorado market. This transaction will double our presence in the very attractive Denver banking market."

     The transaction is expected to have a relatively neutral impact on Commercial Federal's 1998 calendar year earnings per share. However, in 1999 and thereafter, it is expected that the transaction will be accretive to earnings per share, primarily through expense reductions and core earnings generated through redeploying First Colorado's excess capital within Commercial Federal's broad banking franchise.

     This pending acquisition is subject to regulatory and Commercial Federal and First Colorado shareholder approvals and certain other conditions. It is expected that the transaction will close late in the third calendar quarter of 1998.

     Commercial Federal is the parent company of Commercial Federal Bank, which currently operates 164 branches located in Iowa (45), Kansas (38), Nebraska
(34), Colorado (21), Oklahoma (19) and Arizona (7). Commercial Federal's retail and community banking operations include mortgage banking, consumer and business financing, insurance, trust and investment services.
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     Commercial Federal has assets of approximately $8.5 billion and deposits of approximately $5.2 billion. Commercial Federal Corporation stock is traded on the New York Stock Exchange under the symbol "CFB."